Exhibit 10.6

WESTERN CAPITAL RESOURCES, INC.
TERM PROMISSORY NOTE

$500,000	Dated: October 15, 2008

For Value Received, the undersigned, Western Capital Resources, Inc., a Minnesota corporation (the “Maker”), promises to pay to Charles Payne, a resident of Omaha, Nebraska (the “Holder”), at such address as set forth below, or as Holder may from time to time provide to Maker, the principal sum of Five Hundred Thousand and No/100 Dollars ($500,000) (USD), together with interest thereon until paid in full. All payments shall be applied first to accrued interest and then to principal. The Note shall accrue interest on the outstanding principal amount of this Note from the date hereof until the principal amount is paid in full at a rate of seven percent (7%) per annum. Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

Interest payments (only) on the principal balance shall be made monthly, within the first five days of each calendar month, beginning in November 2008, with then-outstanding principal and accrued but unpaid interest due and payable October 1, 2011 (or within five days thereof); provided, however, that ninety (90) days after the date of this Note, then and thereafter principal and interest shall be due in monthly payments, each in an amount sufficient to fully amortize the remaining balance of this Note over the remaining term of this Note at the interest rate stated above, with then-outstanding principal and accrued but unpaid interest due and payable October 1, 2011 (or within five days thereof).

The amounts owed under this Note are secured pursuant to the terms of a Security Agreement of even date herewith.

This Note may be prepaid, without penalty, in whole or in part, at any time or from time to time, at the option of Maker, by paying to Holder an amount equal to the principal amount to be prepaid together with interest accrued thereon through the date of prepayment. All payments hereunder shall be made by wire transfer of immediately available funds to an account designated by Holder, in writing, a reasonable amount of time prior to the due date therefor, or be made by certified check delivered to: Charles Payne, 401 S. 198th St., Elkhorn, Nebraska 68022.

Maker shall be in default under the terms of this Note and the entire unpaid balance and accrued interest shall be immediately due and payable upon the occurrence of any of the following events: (i) Maker’s failure to pay, within thirty (30) days of the due date, the principal or interest on this Note; or (ii) the termination of business of, or commencement of any insolvency proceedings with respect to, Maker. In the event of a default, Holder may pursue any right or remedy authorized by law, singularly, together or successively. Failure or delay of Holder to exercise these options shall not constitute a waiver of the right to exercise the option in the event of a subsequent default or in the event of continuance of any existing default after demand for the performance of the terms of this Note.

Maker waives presentment, demand, notice, protest, and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note, and agrees to any extension or postponement of the time of payment or any other indulgence under this Note. This Note will be governed by Minnesota law without reference to choice-of-law principles, and venue shall be made in the City of Minneapolis and County of Hennepin. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail to Maker or Holder, return receipt requested, or when personally delivered to the party to be notified.

In Witness Whereof, this Term Promissory Note has been executed as of the date and year first written above.

WESTERN CAPITAL RESOURCES, INC.

/s/ Christopher Larson
By: Christopher Larson
Its: President and Chief Executive Officer